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                                                                    EXHIBIT 99.6



                    WESTERFED FINANCIAL CORPORATION ANNOUNCES

                 CORRECTION TO PRESS RELEASE OF JANUARY 20, 1999


         Missoula, Montana -- January 29, 1999 -- WesterFed Financial Corporation (NASDAQ - WSTR), the holding company for Western Security Bank, today announced that earnings per share for the second quarter ended December 31, 1998 has been revised from $0.35 per share to $0.33 per share and earnings per share for the six month period ended December 31, 1998 has been revised from $0.65 per share to $0.64 per share. This revision is based on a change in the calculation of shares outstanding for the periods based on an average daily balance method as compared to an average monthly basis as previously reported. Because 1,082,854 shares were repurchased on December 24, 1998 the calculation of shares outstanding on an average daily basis results in more shares outstanding during the periods as compared to an average monthly calculation. Because the 1,082,854 shares represent 19.4% of WesterFed Financial Corporation's 5,594,361 outstanding shares of common stock prior to the repurchase of shares, the full impact of the reduced number of shares will not be reflected on quarterly earnings per share calculations until the quarter ending March 31, 1999 where approximately 4,595,000 shares will be outstanding for diluted earnings per share calculations for the quarter.


CONTACT: Dale W. Brevik, Senior Vice President/Marketing
         James A. Salisbury, Executive Vice President/Treasurer/
            Chief Financial Officer
         (406) 721-5254


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                    WESTERFED FINANCIAL CORPORATION ANNOUNCES
                             SECOND QUARTER EARNINGS


         Missoula, Montana -- January 20, 1999 -- WesterFed Financial Corporation (the "Company") (NASDAQ - WSTR), the holding company for Western Security Bank (the "Bank"), announced earnings for the second quarter ended December 31, 1998 of $1.8 million, or $0.35 per share, as compared to $2.1 million, or $0.37 per share for the same period last year. Earnings for the six month period ended December 31, 1998 were $3.6 million, or $0.65 per share as compared to $3.9 million, or $0.70 per share, for the same six month period last year. All per share amounts are diluted earnings per share as calculated under SFAS No. 128.
         The Company also announced it will pay a regular cash dividend of $0.14 per share for the quarter ended December 31, 1998 payable on February 24, 1999 to stockholders of record on February 10, 1999. The regular quarterly cash dividend of $0.14 represents an increase of 3.7% over the prior quarter's regular cash dividend of $0.135 per share. The Company has increased normal cash dividends every quarter since becoming a public company.

         President/Chief Executive Officer Lyle R. Grimes stated, "Even though the $1.8 million of earnings reported are the same as the prior quarter ended September 30, 1998, the current quarter includes expenses incurred related to the testing of the year 2000 issues. These costs, along with additional professional fees, were approximately $200,000 for the quarter just ended. The Bank has spent a considerable amount of time and money testing critical applications that may be affected by the year 2000 issue. Mortgage loan refinance activity continues to remain strong resulting in $1.1 million of loan origination fees and gains on sale of loans available-for-sale during the quarter ended December 31, 1998. Because of the interest rate risk incurred with long term lending in the current low interest rate environment, such originations (generally thirty year) are currently being sold to the secondary market so that one-to-four family loans decreased $24.5 million during the fiscal year. In addition, increased prepayments on mortgage-backed securities and investment securities resulted in an additional decrease of $35.7 million in mortgage-backed securities and investment securities. With the current low interest rate environment management has decided not to reinvest these proceeds at this time and instead has used the proceeds to pay down borrowed funds of $46.1 million and to repurchase $21.8 million of common stock . Even though the total loan portfolio has decreased $17.1 million during this fiscal year, as a

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result of a decrease in the one- to four-family loans, we are pleased that higher yielding consumer and commercial loans increased $7.4 million, helping the Bank to increase its interest rate spread to 3.2% at December 31, 1998 from 2.99% at June 30, 1998. In addition, the lower interest rate environment has allowed the Bank to reduce its cost of funds to 4.43% at December 31, 1998 from 4.79% at June 30, 1998."
         Grimes further stated, "On December 28, 1998 we announced the successful completion of the repurchase of 1,082,854 shares of common stock at $20.00 per share resulting in a decrease in stockholder's equity of $21.8 million. We are very pleased that this represents 98.4% of the 1,100,000 shares we wanted to repurchase. Given the current interest rate environment and resulting cash inflows from loan and investment pay downs we believe that this was a good use of excess liquidity at this time and should enhance shareholder value in the future."
         Total assets decreased $51.4 million to $970.6 million at December 31, 1998 as compared to $1.022 billion at June 30, 1998. Total loans decreased $17.1 million to $640.2 million at December 31, 1998 as compared to $657.3 million at June 30, 1998. Mortgage-backed securities decreased $16.9 million to $109.5 million at December 31,1998 from $126.4 million at June 30, 1998 and investment securities, Federal Home Loan Bank stock and all other interest earning investments decreased $18.8 million to $136.6 million at December 31, 1998 from $155.4 million at June 30, 1998. These decreases in assets were partially offset by a decrease in borrowed funds of $46.1 million to $209.1 million at December 31, 1998 from $255.2 million at June 30, 1998 and a decrease in stockholder's equity of $19.1 million. Total deposits increased $15.4 million to $651.8 million at December 31, 1998 as compared to $636.4 million at June 30, 1998.
         Net income decreased to $1.8 million for the quarter ended December 31, 1998 from $2.1 million for the same period last year due primarily to an increase in non-interest expense. Net interest income before provision for loan losses for the quarter ended December 31, 1998 decreased $100,000 to $8.0 million as compared to $8.1 million over the same period last year. Total non-interest income increased $400,000 to $2.4 million during the quarter ended December 31, 1998 from $2.0 million during the same period last year. Non-interest expenses increased $600,000 to $7.0 million for the quarter ended December 31, 1998 from $6.4 million for the same period last year.

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         Net income decreased $300,000 to $3.6 million for the six month period ended December 31, 1998 from $3.9 million for the same period last year. Net interest income before provision for loan losses for the six month period ended December 31, 1998 decreased $300,000 to $15.8 million, from $16.1 million for the same period last year. Total non-interest income increased $700,000 to $4.7 million during the six month period ended December 31, 1998 from $4.0 million during the same period last year.
         Non-interest expenses increased $700,000 to $14.0 million for the six month period ended December 31, 1998 from $13.3 million for the same period last year. Non-performing assets decreased $400,000 to $4.6 million at December 31, 1998, from $5.0 million at June 30, 1998, due primarily to a $520,000 decrease in one-to-four family non-performing loan balances. Nonperforming assets as a percentage of total assets decreased to 0.47% at December 31, 1998 from 0.49% at June 30, 1998. The 0.47% is substantially less than the national composite for thrifts of 0.80% at September 30, 1998, which is the latest available information as reported by the Office of Thrift Supervision. The ratio of allowance for loan losses to non-performing assets increased to 119.01% at December 31, 1998 from 104.79% at September 30, 1998 and 106.33% at June 30, 1998.
         The Bank has entered into an agreement with INVEST Financial Corporation to provide full service brokerage and investment services to customers in Western Security locations in Montana. The Bank's relationship with INVEST is through Western Security Investment Services, Inc., which is a subsidiary of the Bank. Currently, the Bank has INVEST centers in Billings and Missoula.
         WesterFed Financial Corporation's only subsidiary, Western Security Bank , which is Montana's largest savings bank, operates thirty four offices in twenty Montana communities.

CONTACT:        Dale W. Brevik, Senior Vice President/Marketing
                James A. Salisbury, Executive Vice President/Treasurer/
                   Chief Financial Officer
               (406) 721-5254